Exhibit 99.1

Mary C. Bottie Joins Flexsteel Board

    DUBUQUE, Iowa--(BUSINESS WIRE)--Dec. 11, 2003--Flexsteel Industries, Inc. (Nasdaq:FLXS) Mary C. Bottie, Vice President and General Manager of Motorola, Inc.'s Special Markets & Canada Division, was named to the Board of Directors of Flexsteel Industries, Inc.
    "Mary Bottie brings to our Company an outstanding record in just about every phase of marketing, as well as a substantial background in corporate education," said K. Bruce Lauritsen, President and CEO of Flexsteel. "For twenty years at Motorola, she continued to introduce innovative, imaginative, and highly successful sales, marketing, and training programs. We are fortunate to have someone of her vision to augment Flexsteel's progressive leadership."
    For the past four years at Motorola, Bottie has led a division of Motorola in the North America Enterprise and Canadian markets, directing all sales, field engineering and system integration personnel. Among her many achievements was the creation of an award-winning business-level crisis simulation program. She also led the mass coordination of the company's 9/11 Crisis Management Team.
    Bottie also served on Motorola University's Board of Trustees, and was part of the Chairman's Institute in 2002, the Vice President's Institute in 1996, and Motorola's Leading Edge, a leadership development program. She received her B.S. in Education from the University of Wisconsin.
    Flexsteel Industries, Inc., headquartered in Dubuque, is one of the oldest and largest manufacturers of residential, recreational and hospitality upholstered seating in the country. Flexsteel recently purchased DMI Furniture Inc., a design, manufacturing and marketing company of residential, commercial and home office furniture. A long-established company with quality lines including bedroom and dining room furniture, DMI dovetails with Flexsteel in philosophy and markets. Both Flexsteel and DMI product lines are distributed nationally.

    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, 563-556-7734  x392